121 SOUTH 13th STREET SUITE 400 LINCOLN, NE 68508	p 402.458.2370 f 402.458.2344	www.nelnet.net NELNET CORPORATE SERVICES, Inc.

For immediate release

Media contact: Sheila Odom, 402.458.2329
Investor contact: Cheryl Watson, 317.469.2064

Nelnet completes acquisition of student loan portfolio and related servicing and origination assets from Chela

Lincoln, Neb., October 25, 2005 – Nelnet, Inc. (NYSE: NNI) announced today it has completed the acquisition of assets from Chela Education Financing, Inc., a California-based education finance provider.

On September 27, 2005, Nelnet and Chela announced an agreement for Nelnet to purchase a portfolio of $2.2 billion of student loans originated under the Federal Family Education Loan Program of the U.S. Department of Education and rights to the Chela brand. Nelnet also agreed to acquire related servicing and origination assets, including the lease of a center in Mesa, Arizona, used to service approximately $700 million of the Chela portfolio.

The transaction enhances Nelnet’s presence on the West Coast with the ability to originate loans under the Chela brand, continued use of an operation center, and addition of the sales and marketing staff. The transaction will result in an increase in the company’s employment base of approximately 60 in Arizona and California.

Under terms of the agreement, the total consideration paid by Nelnet was approximately $109 million in cash over the par value of the student loan portfolio and related accrued interest. The portfolio of student loans and related accrued interest acquired by Nelnet were financed through existing student loan warehouse facilities.

It is anticipated that the transaction will be accretive to Nelnet’s base net income in 2006 as the company integrates the various operations and related assets. The table below provides some of the characteristics of the acquired student loan portfolio as of September 30, 2005 (dollars in thousands).

Variable-rate loans:
Stafford/PLUS/SLS	$993,500
Consolidation	958,100

1,951,600

Fixed-rate loans:
6.5 - 7.0%	63,100
7.0 - 8.0	58,100
> 8.0	129,100

250,300

Total loans	$2,201,900

The portfolio has a weighted average yield of approximately 6.2-6.4 percent with approximately 15 years remaining in its term.

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About Nelnet

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $15.7 billion as of June 30, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

About Chela

Chela Education Financing, Inc. is a national provider of education financing solutions with assets of nearly $2.8 billion. Chela serves students and parents at the undergraduate, graduate, and professional levels who seek financial aid resources, including student loan origination, loan consolidation, life-of-the-loan servicing, and information regarding all facets of higher education financing.

For more than 25 years, Chela has had a single mission and purpose – to provide students and their families with the best education financing solutions. Throughout these 25 years, Chela has put much needed funds into the hands of students – through interest rate savings, rebate programs, scholarships and more.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending nature of the reported acquisition transaction and the ability to complete the transaction, the uncertain nature of the expected benefits from the acquisition and the ability to successfully integrate operations, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

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